Exhibit 3.2

AMENDMENT

TO

AMENDED AND RESTATED BY-LAWS

OF

HENRY SCHEIN, INC.

The Amended and Restated By-Laws of Henry Schein, Inc. (the “Corporation”), as amended, are hereby amended as follows:

1. Section 2 of ARTICLE II thereof is deleted in its entirety and the following new Section 2 is inserted in lieu thereof:

“Section 2. Voting. Except as otherwise required by the Corporation’s Restated Certificate of Incorporation, each stockholder entitled to vote at a meeting shall be entitled to one vote for each share of stock held by such stockholder. A stockholder may vote in person or by proxy; provided, however, that no proxy shall be voted after three (3) years from its date unless such proxy provides for a longer period. Directors shall be elected in accordance with Article III Section 1. of these By-Laws. All other action shall be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, except as otherwise provided by law or by the Corporation’s Restated Certificate of Incorporation.”

2. Section 1 of ARTICLE III thereof is deleted in its entirety and the following new Section 1 is inserted in lieu thereof:

“Section 1. Number and Term. The business and affairs of the Corporation shall be managed by its Board of Directors. Subject to the provisions of the Corporation’s Restated Certificate of Incorporation, the number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors. Except as provided in Section 3 of this Article, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee for director is not elected and the nominee is an incumbent director, that director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of

Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors pursuant to this By-Law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 3 of this Article or may decrease the size of the Board of Directors pursuant to the provisions of this Section and the Corporation’s Restated Certificate of Incorporation.

Subject to the provisions of the Corporation’s Restated Certificate of Incorporation, the directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his or her successor shall be elected and qualified. Directors need not be stockholders of the Corporation.”

3. Section 2 of ARTICLE III thereof is deleted in its entirety and the following new Section 2 is inserted in lieu thereof:

“Section 2. Resignation. Any director may resign at any time by delivering his or her written resignation which shall specify whether it will be effective at a particular time, upon receipt by the President or the Secretary of the Corporation or at the pleasure of the Board of Directors, and if no time be specified at the time of its receipt by the President or the Secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective.”

As amended herein, the Amended and Restated By-Laws of the Corporation are hereby ratified and confirmed and shall continue in full force and effect.